Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Selected Consolidated Financial Data” and to the incorporation by reference in the Registration Statements (Form S-8 No. 333-129912) pertaining to the Amended and Restated 2000-2002 Share Incentive Plan, the 2005 Equity Incentive Plan and the 2005 Non-Employee Directors’ Share Option Plan, and (Form S-8 No. 333-133797) pertaining to the 2005 Equity Incentive Plan, of our report dated July 28, 2006, with respect to the consolidated financial statements of VistaPrint Limited, included in the Annual Report (Form 10-K) for the year ended June 30, 2006.

/s/    Ernst & Young LLP

Boston, Massachusetts

September 7, 2006